Exhibit 99.1

Trevi Therapeutics Announces Election of James V. Cassella, Ph.D. to

Board of Directors

Seasoned biopharmaceutical executive with over 30 years of

drug development experience

New Haven, Conn., February 18, 2020 – Trevi Therapeutics, Inc. (“Trevi”), a clinical-stage biopharmaceutical company focused on the development and commercialization of nalbuphine ER to treat serious neurologically mediated conditions, today announced the election of James V. Cassella, Ph.D. to Trevi’s Board of Directors.

Dr. Cassella joins Trevi’s Board with over 30 years of drug development experience working with emerging growth biopharmaceutical companies. He has served as Chief Development Officer of Concert Pharmaceuticals since 2015, and prior to that held senior executive and leadership roles with Alexza Pharmaceuticals, Inc. and Neurogen Corporation. Before joining the biopharmaceutical industry, Dr. Cassella was Assistant Professor of Neurosciences at Oberlin College. Dr. Cassella received his Ph.D. in Physiological Psychology from Dartmouth College, completed a postdoctoral fellowship in the Department of Psychiatry at the Yale University School of Medicine and received a B.A. in Psychology from the University of New Haven.

“Jim brings extensive scientific and clinical development experience which will be valuable assets for the Trevi Board as we execute against our business plans and strategy moving forward,” said Jennifer L. Good, President and Chief Executive Officer.

“I am very excited to join the Trevi Board and look forward to lending my extensive drug development experience and expertise to the Company’s already deep and knowledgeable Board and strong leadership team at such an exciting time for the Company,” said Dr. Cassella.

About Trevi Therapeutics, Inc.

Trevi Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of nalbuphine ER to treat serious neurologically mediated conditions. Trevi is currently developing nalbuphine ER for the treatment of chronic pruritus, chronic cough in patients with idiopathic pulmonary fibrosis (IPF) and levodopa- induced dyskinesia (LID) in patients with Parkinson’s disease. These conditions share a common pathophysiology that is mediated through opioid receptors in the central and peripheral nervous systems. Trevi is currently conducting a Phase 2b/3 clinical trial of nalbuphine ER, referred to as the PRISM trial, in patients with severe pruritus associated with prurigo nodularis.

Founded in 2011, Trevi Therapeutics is headquartered in New Haven, CT.

About Nalbuphine ER

Nalbuphine ER is an oral extended release formulation of nalbuphine. Nalbuphine is a mixed k-opioid receptor agonist and µ-opioid receptor antagonist that has been approved and marketed as an injectable for pain indications for more than 20 years in the United States and Europe. The k- and µ-opioid receptors are known to be critical mediators of itch, cough and certain movement disorders. Nalbuphine’s mechanism of action also mitigates the risk of abuse associated with µ-opioid agonists because it antagonizes, or blocks, µ-opioid receptors. Nalbuphine is currently the only opioid approved for marketing that is not classified as a controlled substance in the United States and most of Europe.

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Investor Contact

Chris Seiter, Chief Financial Officer

Trevi Therapeutics, Inc.

203-304-2499

chris.seiter@trevitherapeutics.com

Media contact

Rosalia Scampoli

212-537-5177 ext. 7

rscampoli@marketcompr.com